Riviera Holdings Corporation
                                                  2901 Las Vegas Boulevard South
                                                             Las Vegas, NV 89109
                                              Investor Relations: (800) 362-1460
                                                                  (702) 794-9442
                                                                  (702) 734-5110
                                                              TRADED: AMEX - RIV




AT THE COMPANY:                               AT FRB SAN FRANCISCO:
Duane Krohn, Treasurer and CFO                Lynn Chaffier (analysts)
(702) 794-9527                                Frank Thorsberg (media)
John Wishon, Secretary and                    (415) 986-1591
  General Counsel                             Betsy Truax (general information)
(702) 794-9504                                (208) 233-8323


FOR IMMEDIATE RELEASE:
TUESDAY, SEPTEMBER 16, 1997


         RIVIERA HOLDINGS CORPORATION ANNOUNCES AGREEMENT TO BE ACQUIRED

LAS VEGAS, NV -- September 16, 1997 -- Riviera Holdings Corporation (AMEX:RIV) announced today that it has entered into an Agreement and Plan of Merger with R&E Gaming Corp., an entity controlled by Allen E. Paulson, pursuant to which Riviera would be acquired by R&E Gaming and Riviera shareholders would receive $15 per share in cash for each share of Riviera common stock owned by them, plus an amount equal to 7% per annum from June 1. 1997 to the date of the closing. The transaction would value the Riviera, including its $175 million of indebtedness, at approximately $250 million. Following completion of the transaction, Riviera will be wholly owned by R&E Gaming.

         As part of its review of the transaction, Riviera's Board of Directors received an opinion from its financial advisor, Ladenburg, Thalmann & Co., Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger by Riviera's shareholders.

         In connection with the execution of the merger agreement, shareholders owning approximately 56% of the outstanding, fully diluted Riviera shares have granted R&E Gaming an option to purchase their shares at the same price that all shareholders would receive in the merger and have agreed to vote in favor of the transaction.


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Riviera Holdings Corporation
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         Closing of the merger is subject to a number of  conditions,  including
(i) approval by the holders of at least 60% of the Riviera shares (excluding the shares owned by Mr. Paulson or his affiliates) at a meeting of shareholders scheduled for November 19, 1997, and (ii) the receipt of all necessary approvals by the Nevada Gaming Authorities. There can be no assurance that the conditions to the merger will be met or that the merger will be consummated.

         William L. Westerman, Chief Executive Officer of Riviera, said, "The Riviera Board of Directors believes that the R&E Gaming transaction provides shareholders with significant value and is in the best interests of our shareholders. We are pleased to have reached this definitive agreement with Mr. Paulson."

         R&E Gaming also announced today that it has entered into agreements to acquire Elsinore Corporation, the owner of the Four Queens Hotel and Casino in Las Vegas and which is managed by Riviera.

         Allen E. Paulson, Chairman of R&E Gaming, stated, "We are delighted to have entered into today's agreements to acquire Riviera and Elsinore Corporation. We believe that these transactions will serve as the cornerstones to the creation of a multi-jurisdictional gaming enterprise encompassing a large market. Over the past several months, we have been impressed by the Riviera management team and the hard work and enthusiasm of Riviera's employees. We look forward to working together and providing them the necessary support to continue their success."

         Jefferies & Company, Inc. has acted as financial advisor to R&E Gaming.

         Riviera Holdings Corporation operates the Riviera Hotel and Casino on "The Strip" in Las Vegas, Nevada, and through its wholly-owned subsidiary, Riviera Gaming Management, operates the Four Queens Hotel and Casino in downtown Las Vegas. Riviera is also constructing a casino in Black Hawk, Colorado.

         For more information on Riviera, dial 1-800-PRO-INFO, code RIV.

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